Exhibit 10.17
Asyst Technologies, Inc.
Compensation Program for Non-employee Directors
Effective July 1, 2003
Amended June 27, 2005
Amended April 3, 2006
Amended April 2, 2007

Program Element	Description
Sign-on stock award to new directors for continuing service	Stock award in conjunction with continued service

- $120,000 value at award, vesting over 3 years from the date of award
- value determined by the trading price of the Company’s Common Stock at the date of award
- shares subject to such award may not be sold until after the recipient has ceased to be a board member

Board member — annual cash retainer	$35,000

Lead Non-management Director – annual cash retainer	$7,500

Board member – per meeting fees	$2,000 in person, or $1,000 if by telephone (when such meeting is as the Board)

No incremental meeting fees for the Board chair (if a non-executive chair)

Committee member — annual cash retainer
– Audit	— $5,000
– Compensation	— $5,000
– Governance and Nominating	— $5,000

Committee member – per meeting fees
– Audit	$1,000 in person, or $500 if by telephone
– Compensation	(when such meeting is as a committee)
– Governance and Nominating
– Specially appointed committees	No incremental meeting fees for the committee chair

Committee chair — annual cash retainer
– Audit	— Audit: $12,500
– Compensation	— Compensation: $7,500
– Governance and Nominating	— Governance: $7,500

Additional committee fees	$12,500 annual cash retainer for designated Audit Committee Financial Expert (unless if also the committee chair)

Program Element	Description
Annual stock award to new and existing directors for continuing service	Stock award in conjunction with continued service - $60,000 value, vesting over 36 months from the date of award
- value determined by the trading price of the Company’s Common Stock at the beginning of the respective fiscal year
- shares subject to such award may not be sold during the 36-month period (unless the recipient has ceased to be a board member)

Subsidiary directors
— Non-management director – annual cash retainer	— $5,000
— Non-management director – meeting fees (board, committee or project)	— No additional compensation

Fees for special projects/meetings
— U.S. — Outside U.S.	None (unless specifically approved) $1,000 per day or $5,000 per assignment out of the country (as determined by the Board), separate from fees for meetings conducted during any such Board-related travel or assignment
All annual retainer payments and annual stock awards are to be pro-rated, based on the term of relevant service.
Prohibitions on the sale of shares are subject to the permitted sale of incremental shares to cover taxes or fees assessed on imputed or other income in conjunction with vesting of shares.
Vesting of awards may be accelerated upon termination of Board service due to death or disability.